KRONISH, LIEB, WEINER & HELLMAN LLP LETTERHEAD





                                                     April 16, 1998

BankUnited Financial Corporation
255 Alhambra Circle
Coral Gables, FL  33134

Central Bank
1428 Brickell Avenue
Suite 105
Miami, FL  33131

Ladies and Gentlemen:

                  We have acted as special tax counsel to BankUnited Financial Corporation ("BankUnited") in connection with its proposed acquisition of Central Bank ("Central") through the merger of Central into BankUnited, FSB ("BUFSB"), a controlled subsidiary of BankUnited (the "Merger"), as described herein. BankUnited has requested our opinion concerning certain federal income tax consequences of the Merger.

                                      FACTS

                  BankUnited is a savings and loan holding company organized under the laws of the State of Florida. BUFSB is a federal stock savings bank. All the capital stock of BUFSB is owned by BankUnited. BankUnited and BUFSB file consolidated federal income tax returns.

                  Central is a Florida-chartered commercial bank. The authorized capital stock of Central consists of 450,000 shares of common stock, par value $6.00 per share. On April 10, 1998, there were outstanding 450,000 shares of Central common stock, held of record by 48 shareholders.

                  The Boards of Directors of BankUnited and Central believe that the Merger will provide an opportunity for each institution to enhance shareholder value through the utilization of combined resources. The combined entity will reflect a

BankUnited Financial Corporation
Central Bank
April 16, 1998
Page 2

stronger capital position for BUFSB and an opportunity for an enhancement of earnings.

                  Central will be merged with and into BUFSB pursuant to an Agreement and Plan of Merger between BankUnited and Central dated as of December 30, 1997 (the "Merger Agreement"). BUFSB will survive the Merger, and the separate corporate existence of Central will cease. The banking business of Central will be continued by BUFSB in a substantially unchanged manner.

                  At the effective time of the Merger (the "Effective Time"), each share of Central common stock issued and outstanding immediately prior to the Effective Time, other than shares held by shareholders who have timely and properly exercised dissenters' rights ("Dissenting Shareholders"), will be converted into 3.37 shares of BankUnited Series I Class A Common Stock ("BankUnited Common Stock"). The conversion ratio is subject to adjustment based on the Fair Market Value (as defined in the Merger Agreement) of BankUnited Common Stock.

                  No fractional shares of BankUnited Common Stock will be issued in the Merger. Instead, each shareholder who would otherwise have been entitled to receive a fraction of a share of BankUnited Common Stock (after taking into account all certificates delivered by such shareholder) will receive an amount of cash equal to such fraction multiplied by the Fair Market Value of a share of BankUnited Common Stock.

                  Dissenting Shareholders, if any, will be entitled to receive payment for their Central common stock from BankUnited. It is a condition to BankUnited's obligation to effect the Merger that the number of shares held by Dissenting Shareholders not exceed ten percent of the outstanding capital stock of Central.

                  The following representations have been made in connection with the Merger:

(a) The fair market value of the BankUnited Common Stock received by each Central shareholder will be approximately equal to the fair market value of the Central stock surrendered in exchange therefor.

(b) The payment of cash in lieu of fractional shares of BankUnited Common Stock will be solely for the purpose of avoiding the expense and inconvenience to BankUnited of

BankUnited Financial Corporation
Central Bank
April 16, 1998
Page 3

         issuing fractional shares, and it does not represent separately bargained-for consideration. Such cash will not exceed 1% of the total consideration paid to effect the Merger.

(c) There is no plan or intention on the part of the shareholders of Central who own five percent or more of Central's stock, and to the best of the knowledge of the management of Central there is no plan or intention on the part of the remaining Central shareholders, to sell, exchange, or otherwise dispose of shares of BankUnited Common Stock to be received in the Merger that would reduce such shareholders' ownership of such BankUnited Common Stock to a number of shares having, in the aggregate, a value as of the Effective Time of less than 50% of the total value of all of the stock of Central outstanding immediately prior to the Merger. For purposes of this representation, shares of Central stock sold, redeemed, or otherwise disposed of prior to the Merger in anticipation of the Merger are taken into account as if such shares were shares of BankUnited Common Stock received in the Merger and then disposed of.

(d) BUFSB will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Central immediately prior to the Merger. For purposes of this representation, Central assets used to pay Central's reorganization expenses and all distributions in redemption of, or with respect to, Central stock (except for regular, normal dividends) made preceding the transfer as part of the plan of reorganization are considered assets held immediately prior to the Merger.

(e) Prior to the transaction, BankUnited will be in control of BUFSB within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

(f) BUFSB has no plan or intention to issue additional shares of its stock following the transaction that would result in BankUnited's losing control of BUFSB within the meaning of Section 368(c) of the Code.

(g) BankUnited has no plan or intention to redeem or otherwise reacquire any of the BankUnited Common Stock to be received by the shareholders of Central.

BankUnited Financial Corporation
Central Bank
April 16, 1998
Page 4

(h) BankUnited has no plan or intention to liquidate BUFSB, to merge BUFSB into another corporation, or to sell or otherwise dispose of the stock of BUFSB.

(i) BankUnited has no plan or intention to cause BUFSB to sell or otherwise dispose of any of the assets of Central to be acquired in the Merger, except for dispositions made in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code.

(j) The liabilities of Central to be assumed by BUFSB and the liabilities to which the transferred assets of Central are subject were incurred by Central in the ordinary course of its business.

(k) Following the transaction, BUFSB will continue the historic business of Central or use a significant portion of Central's business assets in a business.

(l) BankUnited, BUFSB, Central, and the shareholders of Central will pay their respective expenses, if any, incurred in connection with the proposed transaction, except that BankUnited and Central will divide equally (but in no event will Central's share exceed $35,000.00) all printing expenses and filing fees incurred in connection with the Merger Agreement and the Registration Statement and Proxy Statement (as defined in the Merger Agreement).

(m) There is no intercorporate indebtedness existing between BankUnited and Central or between BUFSB and Central that was issued, acquired, or will be settled at a discount.

(n) None of the parties to the transaction is an investment company as defined in Section 368(a)(2)(F)(iii) of the Code.

(o) Central is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(p) The fair market value of the assets of Central transferred to BUFSB will equal or exceed the sum of the liabilities assumed by BUFSB, plus the liabilities, if any, to which the transferred assets are subject.

BankUnited Financial Corporation
Central Bank
April 16, 1998
Page 5

(q) No stock of BUFSB will be issued to any of the shareholders of Central in the Merger.

                                     OPINION

                  Based upon the foregoing, and provided the Merger qualifies as a statutory merger under applicable law, it is our opinion that the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(D) of the Code and that Central, BUFSB, and BankUnited will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                  Accordingly, it is our opinion that:

(a) No gain or loss will be recognized by Central on the transfer of substantially all of its assets to BUFSB in exchange for BankUnited Common Stock and the assumption by BUFSB of Central's liabilities (Code Sections 361(a) and 357(a)).

(b) No gain or loss will be recognized by BankUnited or BUFSB on the receipt by BUFSB of substantially all of the assets of Central in exchange for BankUnited Common Stock and the assumption by BUFSB of Central's liabilities (Regulations Section 1.1032-2(b)).

(c) The bases of the assets of Central received by BUFSB will be the same as the bases of such assets in the hands of Central immediately prior to the Merger (Code Section 362(b)).

(d) The holding periods of the assets of Central received by BUFSB will include the periods during which such assets were held by Central (Code
         Section 1223(2)).

(e) The basis of BUFSB's capital stock in the hands of BankUnited will be increased by the aggregate basis of the assets acquired from Central by BUFSB and decreased by the sum of the amount of the liabilities of Central assumed by BUFSB and the amount of the liabilities, if any, to which the assets of Central are subject (Regulations Sections 1.358-6(c)(1) and 1.1502-30(b)(1)).

(f) No gain or loss (other than with respect to cash received in lieu of fractional shares of BankUnited Common Stock) will

BankUnited Financial Corporation
Central Bank
April 16, 1998
Page 6

         be recognized by the Central shareholders on the exchange of their Central stock for BankUnited Common Stock (including fractional share interests) (Code Section 354(a)(1)).

(g) The basis of the BankUnited Common Stock received (including fractional share interests deemed received) by the Central shareholders will, in each instance, be the same as the basis of the Central stock surrendered in exchange therefor (Code Section 358(a)(1)).

(h) The holding period of the BankUnited Common Stock received (including fractional share interests deemed received) by the Central shareholders will, in each instance, include the holding period of the Central stock surrendered in exchange therefor, provided such Central stock is held as a capital asset on the date of the exchange (Code Section 1223(1)).

(i) Where fractional share interests, if any, to which each Central shareholder would otherwise be entitled are aggregated to form whole shares and each shareholder receives a cash payment in lieu of a fractional share interest for no more than a single share, such payment of cash in lieu of a fractional share of BankUnited Common Stock will be treated as if the fractional share were distributed as part of the exchange and then redeemed by BankUnited. Such cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

                  Our conclusions as expressed in this letter have been reached on the basis of the facts and representations described herein and such analysis of the law as we have deemed necessary. Our views are based upon existing law, which is subject to change or modification at any time. We express no opinion as to any tax consequences of the Merger other than those explicitly addressed herein.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by BankUnited with the Securities and Exchange Commission (Registration No. 333-49943) and to the use of our name under the headings "Certain Federal Income Tax Consequences" and "Legal Matters" in the Proxy Statement-Prospectus forming a part thereof. In giving such consent, we do not admit that we come

BankUnited Financial Corporation
Central Bank
April 16, 1998
Page 7

within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                         Very truly yours,


                                         /S/ KRONISH, LIEB, WEINER & HELLMAN LLP
                                         ---------------------------------------
                                         Kronish, Lieb, Weiner & Hellman LLP